Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 26, 2006, included in this Registration Statement on Form S-1 of Eagle Broadband, Inc., for the registration of shares of its common stock.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ LBB & ASSOCIATES LTD., LLP

LBB & ASSOCIATES LTD., LLP

Houston, Texas

August 21, 2007